Filed pursuant to Rule 433

Dated February 24, 2026

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated
February 24, 2026 and the

Prospectus dated February 14, 2025
Registration No. 333-284980

AbbVie Inc.

Pricing Term Sheet

$750,000,000 Senior Floating Rate Notes due 2028 (the “Floating Rate Notes”)

$1,500,000,000 3.775% Senior Notes due 2028 (the “2028 Notes”)

$1,250,000,000 4.125% Senior Notes due 2031 (the “2031 Notes”)

$1,250,000,000 4.400% Senior Notes due 2033 (the “2033 Notes”)

$1,500,000,000 4.750% Senior Notes due 2036 (the “2036 Notes”)

$1,250,000,000 5.550% Senior Notes due 2056 (the “2056 Notes”)

$500,000,000 5.650% Senior Notes due 2066 (the “2066 Notes”)

Terms Applicable to Each Series of the Notes

Issuer:	AbbVie Inc.
Trade Date:	February 24, 2026
Settlement Date*:	March 4, 2026 (T+6)
Ratings**:	A2 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc.
Form of Offering:	SEC Registered (Registration No. 333-284980)
Joint Book-Running Managers:

J.P. Morgan Securities LLC (All Notes)

BofA Securities, Inc. (All Notes)

Morgan Stanley & Co. LLC (All Notes)

Wells Fargo Securities, LLC (All Notes)

Barclays Capital Inc. (2036 Notes and 2066 Notes)

BNP Paribas Securities Corp. (2056 Notes and 2066 Notes)

Citigroup Global Markets Inc. (Floating Rate Notes and 2028 Notes)

Deutsche Bank Securities Inc. (2031 Notes and 2033 Notes)

Goldman Sachs & Co. LLC (Floating Rate Notes and 2028 Notes)

HSBC Securities (USA) Inc. (2031 Notes and 2033 Notes)

Mizuho Securities USA LLC (2033 Notes and 2036 Notes)

SG Americas Securities, LLC (2056 Notes and 2066 Notes)

Co-Managers:

Barclays Capital Inc. (Floating Rate Notes, 2028 Notes, 2031 Notes, 2033 Notes and 2056 Notes)

BNP Paribas Securities Corp. (Floating Rate Notes, 2028 Notes, 2031 Notes, 2033 Notes and 2036 Notes)

Citigroup Global Markets Inc. (2031 Notes, 2033 Notes, 2036 Notes, 2056 Notes and 2066 Notes)

Deutsche Bank Securities Inc. (Floating Rate Notes, 2028 Notes, 2036 Notes, 2056 Notes and 2066 Notes)

Goldman Sachs & Co. LLC (2031 Notes, 2033 Notes, 2036 Notes, 2056 Notes and 2066 Notes)

HSBC Securities (USA) Inc. (Floating Rate Notes, 2028 Notes, 2036 Notes, 2056 Notes and 2066 Notes)

Mizuho Securities USA LLC (Floating Rate Notes, 2028 Notes, 2031 Notes, 2056 Notes and 2066 Notes)

SG Americas Securities, LLC (Floating Rate Notes, 2028 Notes, 2031 Notes, 2033 Notes and 2036 Notes)

Lloyds Securities Inc. (All Notes)

MUFG Securities Americas Inc. (All Notes)

Santander US Capital Markets LLC (All Notes)

TD Securities (USA) LLC (All Notes)

U.S. Bancorp Investments, Inc. (All Notes)

Siebert Williams Shank & Co., LLC (All Notes)

Blaylock Van, LLC (All Notes)

Drexel Hamilton, LLC (All Notes)

Mischler Financial Group, Inc. (All Notes)

Roberts & Ryan, Inc. (All Notes)

Samuel A. Ramirez & Company, Inc. (All Notes)

Terms Applicable to Senior Floating Rate Notes due 2028

Aggregate Principal Amount:	$750,000,000
Final Maturity Date:	March 3, 2028
Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from March 4, 2026
Coupon:	Compounded SOFR+ 48 bps, accruing from and including March 4, 2026
Interest Payment Dates:	March 3, June 3, September 3 and December 3, commencing June 3, 2026
Day Count Convention:	30 / 360
Make-Whole Call:	Not Applicable
Par Call:	Not Applicable
CUSIP / ISIN:	00287Y EC9 / US00287YEC93

Terms Applicable to 3.775% Senior Notes due 2028

Aggregate Principal Amount:	$1,500,000,000
Final Maturity Date:	March 3, 2028
Public Offering Price:	99.966%, plus accrued and unpaid interest, if any, from March 4, 2026
Benchmark Treasury:	3.500% due January 31, 2028
Benchmark Treasury Price and Yield:	100-02 ⅛ / 3.463%
Spread to Benchmark Treasury:	T+33 bps
Coupon:	3.775%
Interest Payment Dates:	March 3 and September 3, commencing September 3, 2026
Day Count Convention:	30 / 360
Yield to Maturity:	3.793%
Make-Whole Call:	Make-whole call at T+5 bps
Par Call:	Not Applicable
CUSIP / ISIN:	00287Y ED7 / US00287YED76

Terms Applicable to 4.125% Senior Notes due 2031

Aggregate Principal Amount:	$1,250,000,000
Final Maturity Date:	March 15, 2031
Public Offering Price:	99.972%, plus accrued and unpaid interest, if any, from March 4, 2026
Benchmark Treasury:	3.750% due January 31, 2031
Benchmark Treasury Price and Yield:	100-21 ¼ / 3.601%
Spread to Benchmark Treasury:	T+53 bps
Coupon:	4.125%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026
Day Count Convention:	30 / 360
Yield to Maturity:	4.131%
Make-Whole Call:	Make-whole call at T+10 bps
Par Call:	On or after February 15, 2031
CUSIP / ISIN:	00287Y EE5/ US00287YEE59

Terms Applicable to 4.400% Senior Notes due 2033

Aggregate Principal Amount:	$1,250,000,000
Final Maturity Date:	March 15, 2033
Public Offering Price:	99.861%, plus accrued and unpaid interest, if any, from March 4, 2026
Benchmark Treasury:	4.000% due January 31, 2033
Benchmark Treasury Price and Yield:	101-08 / 3.793%
Spread to Benchmark Treasury:	T+63 bps
Coupon:	4.400%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026
Day Count Convention:	30 / 360
Yield to Maturity:	4.423%
Make-Whole Call:	Make-whole call at T+10 bps
Par Call:	On or after January 15, 2033
CUSIP / ISIN:	00287Y EF2 / US00287YEF25

Terms Applicable to 4.750% Senior Notes due 2036

Aggregate Principal Amount:	$1,500,000,000
Final Maturity Date:	March 15, 2036
Public Offering Price:	99.911%, plus accrued and unpaid interest, if any, from March 4, 2026
Benchmark Treasury:	4.125% due February 15, 2036
Benchmark Treasury Price and Yield:	100-24+ / 4.031%
Spread to Benchmark Treasury:	T+73 bps
Coupon:	4.750%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026
Day Count Convention:	30 / 360
Yield to Maturity:	4.761%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after December 15, 2035
CUSIP / ISIN:	00287Y EG0 / US00287YEG08

Terms Applicable to 5.550% Senior Notes due 2056

Aggregate Principal Amount:	$1,250,000,000
Final Maturity Date:	March 15, 2056
Public Offering Price:	99.736%, plus accrued and unpaid interest, if any, from March 4, 2026
Benchmark Treasury:	4.625% due November 15, 2055
Benchmark Treasury Price and Yield:	98-31+ / 4.688%
Spread to Benchmark Treasury:	T+88 bps
Coupon:	5.550%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026
Day Count Convention:	30 / 360
Yield to Maturity:	5.568%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after September 15, 2055
CUSIP / ISIN:	00287Y EH8 / US00287YEH80

Terms Applicable to 5.650% Senior Notes due 2066

Aggregate Principal Amount:	$500,000,000
Final Maturity Date:	March 15, 2066
Public Offering Price:	99.714%, plus accrued and unpaid interest, if any, from March 4, 2026
Benchmark Treasury:	4.625% due November 15, 2055
Benchmark Treasury Price and Yield:	98-31+ / 4.688%
Spread to Benchmark Treasury:	T+98 bps
Coupon:	5.650%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026
Day Count Convention:	30 / 360
Yield to Maturity:	5.668%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after September 15, 2065
CUSIP / ISIN:	00287Y EJ4 / US00287YEJ47

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering.  You may get these documents for free by visiting the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649, and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

*The Issuer expects to deliver the Notes against payment for the Notes on or about March 4, 2026, which will be the sixth business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+6”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

**These Issuer ratings are not a recommendation to buy, sell or hold the Notes offered hereby. The ratings may be subject to revision or withdrawal at any time by the relevant rating agency. Each of the Issuer ratings included herein should be evaluated independently of any other Issuer rating.

Terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated February 24, 2026, to the Issuer’s prospectus, dated February 14, 2025.

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